CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of

Rochester Portfolio Series:

We consent to the use of our report dated February 23, 2018, with respect to the financial statements and financial highlights of Oppenheimer Rochester Limited Term New York Municipal Fund, a separate series of Rochester Portfolio Series, as of December 31, 2017, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/KPMG LLP

KPMG LLP

Denver, Colorado

March 27, 2018